June 9, 2007

Scott Brogi
1126 Nineteenth Street
Hermosa Beach, California 90254
310.619.9999
sb@scottbrogi.com

Dear Scott:

RE: OFFER LETTER OF EMPLOYMENT

Thank you for taking the time to meet with a member of our board of directors. You have made a positive impression and we feel strongly that you would make an excellent addition to our company.

In following on to our discussion in this regard, I am very pleased to formally extend an offer to you to join Infosearch Media as our Chief Financial Officer. Your skills and background will be instrumental to the future success and growth of the business, and we look forward to working with you very soon.

Infosearch Media, Inc. (the "Company") is pleased to confirm your employment on the following terms

1.
POSITION. You will serve in the full time position of Chief Financial Officer (CFO) reporting to the Chief Executive Officer (CEO) of the Company, which shall monitor and review your performance and have the ability to terminate your employment.

2.
CASH COMPENSATION. The Company will pay you a salary at the rate of $200,000 per year, payable in accordance with the Company's standard payroll schedule. This salary will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time. The Company believes in pay-for performance and, as such, we offer you a potential target bonus of 40% of your annual salary based on the Company achieving its revenue and operating income goals, and the individual goals determined for the CFO position. The individual goals should be determined within the first 60 days of employment but, in any event, will not take effect until they are established. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. The bonus for a fiscal year will be paid after the Company’s books for that year have been closed and will be paid only if you are employed by the Company at the time of payment.

3.
EQUITY-BASED COMPENSATION. Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 1,000,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on your first day of employment. The option will be subject to the terms and conditions applicable to options granted under the MAC Worldwide, Inc. (predecessor to the Company) 2004 Stock Option Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in equal monthly installments over thirty-six (36) months of service, as described in the applicable Stock Option Agreement.

4.
EMPLOYEE BENEFITS. The company offers various benefit plans including medical, dental and 401(k). You are eligible to participate according to the terms of the plans in place at the time you begin employment. You will be entitled to 21 days of Paid Time Off (“PTO”) per year subject to the Company’s normal policies. In accordance with the Company's generally applicable policies, you will be reimbursed for all reasonable travel and business expenses incurred by you in connection with your employment duties.

InfoSearch Media
4086 Del Rey Avenue Marina del Rey, CA 90292

5.
ASSIGNMENT OF RIGHTS, NON-SOLICITATION, CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT. You agree to execute the Assignment of Rights, Non-Solicitation of Employees and Vendors,, Confidentiality and Non-Disclosure Agreements as shall be provided to you by the Company.

6.
CHANGE OF CONTROL. For the purposes of this Agreement, a "Change of Control Event" shall be the occurrence of a single shareholder (or beneficial owner) acquiring 51% of the then outstanding ordinary shares (or securities convertible into 51% of the then outstanding ordinary shares) of the Company. In the event of your position being eliminated or your responsibilities materially reduced within 12 months of a "Change of Control Event", you shall be entitled to: (i) severance payment equal to six months of your base salary, and (ii) 6 months forward vesting on your option grant.

7.
TERMINATION: Employment may be terminated by the Company: (i) for cause, as defined, in which case the employee shall be entitled to receive only his base salary through the date of termination; (ii) without cause, in which case the employee shall be entitled to receive (a) continuation of his base salary for 3 months, (b) any bonus earned and/or accrued through the date of termination, and (c) 3 months acceleration of the unvested stock options or (d) upon the death or long-term disability of the employee.

8.
INDEMNIFICATION. To the fullest extent permitted by the Company's charter documents and applicable law, the Company agrees to defend and indemnify you and hold you harmless against any liability that you incur within the scope of your employment with the Company. The Company agrees to use its best efforts to purchase and maintain adequate Directors' and Officers' liability insurance.

9.
EMPLOYMENT RELATIONSHIP. Your employment with the Company continues to be for no specific period of time. Your employment with the Company will continue to be "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term.

10.
OUTSIDE ACTIVITIES. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company, which consent shall not be unreasonably withheld. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

11.	WITHHOLDING TAXES. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

12.
ENTIRE AGREEMENT. Except as set forth herein, this letter agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company.

InfoSearch Media
4086 Del Rey Avenue Marina del Rey, CA 90292

We hope that you will find the above terms acceptable. You may indicate your agreement with these terms by signing and dating the enclosed letter agreement and returning it to me by 6:00 pm Sunday June 10th, 2007. The first date of your employment with the Company will be June 11, 2007 but you will assume the role of CFO upon the earlier of June 15th, 2007 or the last date of our current CFO’s employment with the Company. By signing this letter agreement, you reconfirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

Let me close by reaffirming our belief that the skills and background you bring to Infosearch Media will be instrumental to the future success of the Company. Infosearch believes that the single most important factor in our success has been our people. I look forward to working with you very soon.

Very truly yours,

/s/ George Lichter
George Lichter
President & CEO
Infosearch Media, Inc.

I have read and accept and agree to the above terms of employment:

/s/ Scott Brogi
Scott Brogi

June 10, 2007
Dated

InfoSearch Media
4086 Del Rey Avenue Marina del Rey, CA 90292